Exhibit 5.1


NASCHITZ, BRANDES & CO.

Advocates and Notaries

5 Tuval Street 67897 Tel-Aviv, Israel Tel (972-3) 635-5000



Tel Aviv, June 29, 2001

Commtouch Software Ltd.
6 Hazoran Street, Poleg Industrial Park,
Netanya, 42504
Israel

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 (the "Registration Statement") filed by Commtouch Software Ltd. (the "Company") under the Securities Act of 1933, as amended, with respect to the 491,413 Ordinary Shares of the Company available for issuance under the Company's 1999 Employee Stock Purchase Plan, the Company's 1999 Nonemployee Directors Stock Option Plan, and the Wingra Technologies, LLC 1998 Unit Option Plan (Wingra Technologies, LLC has acquired by the Company in 2000) (collectively, the "Plans").

         As general counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that, when such Ordinary Shares have been issued and sold pursuant to the applicable provisions of such Plans and in accordance with the Registration Statement, such Ordinary Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Naschitz, Brandes & Co.
Naschitz, Brandes & Co.